Exhibit 5.1

March 5, 2014

DARA BioSciences, Inc.
8601 Six Forks Road, Suite 160
Raleigh, North Carolina 27615

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating the registration for resale under the Act by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 2,166,501 shares of common stock, par value $0.01 per share (the “Shares”), of DARA BioSciences, Inc., a Delaware corporation (the “Company”), that are issuable upon exercise of outstanding warrants previously issued by the Company (the “Warrants”).

In connection with this opinion, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion. We have relied, without independent verification, as to matters of fact material to the opinion set forth below, on the representations and warranties set forth in any relevant agreements and certificates of officers of the Company. In making our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  We have further assumed that the Company will have sufficient authorized, unissued and otherwise unreserved shares of common stock available for issuance at the time of each issuance of the Shares upon exercise of the Warrants.

Upon the basis of such examination, we advise you that, in our opinion, the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and, when issued in accordance with the terms and conditions of the Warrants (including the due payment of any exercise price therefor as specified in the Warrants), will be validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware).  We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinion expressed herein) that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ LOWENSTEIN SANDLER LLP